Exhibit 99.1

For Immediate Release

The Oncologist: Preoperative Hyperthermia Therapy Combined with Systemic Chemotherapy ‘Boosts’ Results in Treating Soft Tissue Sarcoma

SALT LAKE CITY, November 5, 2008—BSD Medical Corporation (NASDAQ:BSDM) today announced that an article titled “Neoadjuvant Treatment of Locally Advanced Soft Tissue Sarcoma of the Limbs: Which Treatment to Choose?” was published in The Oncologist (2008;13:175–186) by Peter Hohenberger and Wojciech M. Wysocki. The article reviewed different cancer treatment regimens for treating soft tissue sarcoma (a cancer that occurs in the connective tissues such as muscle), including adding hyperthermia to chemotherapy, a combination that “boosted” local progression-free survival for sarcoma patients, according to the authors.

On September 28, BSD Medical reported that the European Society for Medical Oncology (ESMO) Congress had voted in majority to recommend the addition of hyperthermia to chemotherapy as standard therapy for treating soft tissue sarcomas.  The vote was precipitated by the results of an EORTC (European Organization for Research and Treatment of Cancer) sponsored Phase III study involving 341 randomized patients with high risk soft tissue sarcomas.  The study results had demonstrated an approximate doubling of disease-free survival time for patients who received treatments using the BSD-2000 system to deliver hyperthermia in combination with chemotherapy, surgery and radiation, as compared to those patients who received chemotherapy, surgery and radiation alone.  The publication of the results from this major study has caused a review of the methods used for preoperative treatment of soft-tissue sarcomas.

The aim of preoperative treatment for soft tissue sarcoma is to “downstage” the sarcoma prior to surgery, resulting in subsequent limb salvage and better local tumor control by making the tumor smaller. Several different methods have been used, including systemic chemotherapy, external-beam radiotherapy (EBRT), isolated limb perfusion (ILP), the combination of chemotherapy and hyperthermia, or chemotherapy combined with radiotherapy. All methods aim at destroying tumor tissue either by targeting its vasculature or by directly affecting tumor cells themselves. The authors stated that “recently, systemic chemotherapy combined with deep wave hyperthermia was shown to result in a longer disease-free survival time in a large, randomized, phase III study.”  The article further observed that “at present, this study is the only one in the setting of neoadjuvant soft tissue sarcoma (STS) therapy with adequate statistical power.”

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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